EXHIBIT 99.1

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL REPORT

DECEMBER 31, 2003

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS
Consolidated balance sheets	2
Consolidated statements of income	3
Consolidated statements of comprehensive income	4
Consolidated statements of stockholders’ equity	5
Consolidated statements of cash flows	6
Notes to consolidated financial statements	7-25

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Capitol City Bancshares, Inc.

Atlanta, Georgia

We have audited the accompanying consolidated balance sheets of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capitol City Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Mauldin & Jenkins LLC

Atlanta, Georgia

March 5, 2004

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2003 AND 2002

Assets	2003	2002
Cash and due from banks	$3,556,349	$3,195,237
Interest-bearing deposits at other financial institutions	82,993	79,080
Federal funds sold	1,862,000	1,832,000
Securities available for sale	32,456,516	34,396,202
Restricted equity securities, at cost	117,800	117,500
Loans, net of unearned income	93,492,232	66,327,920
Less allowance for loan losses	1,701,183	1,058,518

Loans, net	91,791,049	65,269,402

Premises and equipment, net	5,673,207	4,274,979
Other assets	1,505,080	942,618

Total assets	$137,044,994	$110,107,018

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$23,578,171	$22,513,997
Interest-bearing	95,036,620	75,117,733

Total deposits	118,614,791	97,631,730
Note payable	370,500	250,500
Securities sold under repurchase agreements	3,209,000	1,500,000
Company guaranteed trust preferred securities	3,300,000	—
Other liabilities	1,041,992	874,061

Total liabilities	126,536,283	100,256,291

Commitments and contingencies
Stockholders’ equity
Common stock, par value $6; 5,000,000 shares authorized, 532,088 issued and outstanding	3,192,528	3,192,528
Surplus	2,128,352	2,128,352
Retained earnings	4,701,289	3,857,902
Accumulated other comprehensive income	486,542	671,945

Total stockholders’ equity	10,508,711	9,850,727

Total liabilities and stockholders’ equity	$137,044,994	$110,107,018

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Interest income:
Loans, including fees	$6,426,666	$5,012,777
Securities:
Taxable	622,883	861,152
Nontaxable	526,174	493,353
Federal funds sold	27,572	43,890

Total interest income	7,603,295	6,411,172

Interest expense:
Deposits	2,386,486	2,046,371
Other borrowings	155,045	18,560

Total interest expense	2,541,531	2,064,931

Net interest income	5,061,764	4,346,241
Provision for loan losses	946,850	315,000

Net interest income after provision for loan losses	4,114,914	4,031,241

Other income:
Service charges on deposit accounts	2,094,651	1,735,281
Other fees and commissions	14,410	27,961
Mortgage origination income	68,328	1,923
Other operating income	184,563	175,099

Total other income	2,361,952	1,940,264

Other expenses:
Salaries and employee benefits	2,527,224	2,172,617
Loss on sale of premises and equipment	36,497	90,136
Occupancy and equipment expenses, net	685,354	533,197
Other operating expenses	2,127,301	1,742,294

Total other expenses	5,376,376	4,538,244

Income before income taxes	1,100,490	1,433,261
Income tax expense	177,290	393,997

Net income	$923,200	$1,039,264

Basic earnings per share	$1.74	$1.95

Diluted earnings per share	$1.64	$1.87

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
Net income	$923,200	$1,039,264

Other comprehensive income (loss):

Unrealized gains (losses) on securities available for sale:

Unrealized holding gains (losses) arising during period, net of tax (benefit) of $95,510 and $(292,398), respectively	(185,403)	567,597

Other comprehensive income (loss)	(185,403)	567,597

Comprehensive income	$737,797	$1,606,861

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

YEARS ENDED DECEMBER 31, 2003 AND 2002

	Common Stock			Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
	Shares	Par Value	Surplus
Balance, December 31, 2001	532,088	$3,192,528	$2,128,352	$2,882,489	$104,348	$8,307,717
Net income	—	—	—	1,039,264	—	1,039,264
Dividends declared, $.12 per share	—	—	—	(63,851)	—	(63,851)
Other comprehensive income	—	—	—	—	567,597	567,597

Balance, December 31, 2002	532,088	$3,192,528	$2,128,352	$3,857,902	$671,945	$9,850,727
Net income	—	—	—	923,200	—	923,200
Dividends declared, $.15 per share	—	—	—	(79,813)	—	(79,813)
Other comprehensive loss	—	—	—	—	(185,403)	(185,403)

Balance, December 31, 2003	532,088	$3,192,528	$2,128,352	$4,701,289	$486,542	$10,508,711

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2003 AND 2002

	2003	2002
OPERATING ACTIVITIES
Net income	$923,200	$1,039,264
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	338,865	268,061
Provision for loan losses	946,850	315,000
Deferred taxes	(190,074)	(108,999)
Loss on sale of premises and equipment	36,497	90,136
Increase in interest receivable	(158,719)	(102,343)
Increase in interest payable	272,510	116,813
Net other operating activities	(236,378)	(126,071)

Net cash provided by operating activities	1,932,751	1,491,861

INVESTING ACTIVITIES
Purchases of securities available for sale	(13,725,233)	(13,018,027)
Proceeds from maturities of securities available for sale	15,384,006	5,616,297
Purchases of restricted equity securities	(300)	—
Net (increase) decrease in federal funds sold	(30,000)	1,121,000
Net increase in loans	(28,180,931)	(16,220,193)
Proceeds from sale of other real estate owned	814,474	—
Net increase in interest-bearing deposits at other financial institutions	(3,913)	(9,062)
Purchase of premises and equipment	(1,768,585)	(1,476,885)
Proceeds from sale of premises and equipment	10,595	15,000

Net cash used in investing activities	(27,499,887)	(23,971,870)

FINANCING ACTIVITIES
Net increase in deposits	20,983,061	21,542,696
Net increase in securities sold under repurchase agreement	1,709,000	1,500,000
Payment of dividends	(79,813)	(63,851)
Repayment of note payable	—	(183,500)
Proceeds from note payable	120,000	250,500
Proceeds from issuance of company guaranteed trust preferred securities	3,300,000	—
Trust preferred securities issuance costs	(104,000)	—

Net cash provided by financing activities	25,928,248	23,045,845

Net increase in cash and due from banks	361,112	565,836
Cash and due from banks at beginning of year	3,195,237	2,629,401

Cash and due from banks at end of year	$3,556,349	$3,195,237

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Interest	$2,329,021	$1,948,118
Income taxes	$429,916	$628,130
NONCASH TRANSACTIONS
Principal balances of loans transferred to other real estate	$712,434	$—

See Notes to Consolidated Financial Statements.

CAPITOL CITY BANCSHARES, INC.

AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Capitol City Bancshares, Inc. (the “Company”) is a bank holding company whose principal activity is the ownership and management of its wholly-owned subsidiaries, Capitol City Bank & Trust (the “Bank”) and Capitol City Home Loans (the “mortgage company”). The Bank is a commercial bank located in Atlanta, Fulton County, Georgia with one branch located in Atlanta, one located at Hartsfield Jackson International Airport, one branch located in Stone Mountain, one branch located in Albany, Georgia and one branch located in Savannah, Georgia. The Bank provides a full range of banking services in its primary market areas of Fulton County and the metropolitan Atlanta area, Dougherty County and Chatham County. In addition to its geographical market area, the Bank actively markets to minority groups throughout the southeastern United States. The mortgage company has offices in the Stone Mountain and Savannah branches and provides mortgage loan origination services in the same primary market areas as the Bank. The mortgage company was incorporated in 2002 and currently originates mortgage loans and brokers the loans to independent investors.

Basis of Presentation and Accounting Estimates

The consolidated financial statements include the accounts of the Company and its subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and contingent assets and liabilities. The determination of the adequacy of the allowance for loan losses is based on estimates that are susceptible to significant changes in the economic environment and market conditions. In connection with the determination of the estimated losses on loans and the valuation of foreclosed real estate, management obtains independent appraisals for significant collateral.

Cash, Due From Banks and Cash Flows

For purposes of reporting cash flows, cash and due from banks include cash on hand, cash items in process of collection and amounts due from banks. Cash flows from loans, interest-bearing deposits at other financial institutions, federal funds sold, deposits and securities sold under repurchase agreements are reported net.

The Bank is required to maintain reserve balances in cash or on deposit with the Federal Reserve Bank, based on a percentage of deposits. The total of those reserve balances was approximately $574,000 and $569,000 at December 31, 2003 and 2002, respectively.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities

Securities, including equity securities and trust preferred securities with readily determinable fair values, are classified as available for sale and recorded at fair value with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income, net of the related deferred tax effect. Equity securities, including restricted equity securities, without a readily determinable fair value are classified as available for sale and recorded at cost.

The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the life of the securities. Realized gains and losses, determined on the basis of the cost of specific securities sold, are included in earnings on the settlement date. Declines in the fair value of securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Trust preferred securities are financial instruments that combine the characteristics of both equity instruments and debt instruments. These securities carry a fixed rate and are non-callable for five years or more with original maturities of 30 years or greater similar to debt instruments; however, the securities are subordinated to the issuer’s senior liabilities similar to equity instruments. As an investment, trust preferred securities offer relatively high yields when compared to other types of issues with similar maturities.

Loans

Loans are reported at their outstanding principal balances less unearned income, net deferred fees, and the allowance for loan losses. Interest income is accrued based on the outstanding principal balance.

Loan origination fees that approximate the direct cost of loans originated are recognized at the time the loan is recorded. Loan origination fees for other loans are deferred and recognized into income over the life of the loans as an adjustment of the yield.

The accrual of interest on loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, unless the loan is well-secured. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, unless management believes that the accrued interest is recoverable through the liquidation of collateral. Interest income on nonaccrual loans is recognized on the cash-basis or cost-recovery method, until the loans are returned to accrual status. Loans are returned to accrual status when all the principal and interest amounts are brought current and future payments are reasonably assured.

A loan is considered impaired when it is probable, based on current information and events, the Company will be unable to collect all principal and interest payments due in accordance with the contractual terms of the loan agreement. Impaired loans are measured by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. The amount of impairment, if any, and any subsequent changes are included in the allowance for loan losses. Interest on accruing impaired loans is recognized as long as such loans do not meet the criteria for nonaccrual status.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loan losses are charged against the allowance when management believes the collectibility of the principal is unlikely. Subsequent recoveries are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, concentrations and current economic conditions that may affect the borrower’s ability to pay. This evaluation does not include the effects of expected losses on specific loans or groups of loans that are related to future events or expected changes in economic conditions. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses, and may require the Bank to make additions to the allowance based on their judgment about information available to them at the time of their examinations.

Premises and Equipment

Land is carried at cost. Premises and equipment are carried at cost less accumulated depreciation computed principally by the straight-line method over the estimated useful lives of the assets. The range of estimated useful lives for premises and equipment are:

Buildings and improvements	10-40 years
Furniture and equipment	2-10 years

Securities Sold Under Repurchase Agreements

Securities sold under repurchase agreements, which are secured borrowings, generally mature within one to four days from the transaction date. Securities sold under repurchase agreements are reflected at the amount of cash received in connection with the transactions. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

Income Taxes

Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Profit-Sharing Plan

Profit-sharing plan contributions are based on a percentage of individual employee’s salary, not to exceed the amount that can be deducted for Federal income tax purposes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation

The Company has a stock-based compensation plan, which is described more fully in Note 8. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based compensation cost is reflected in net income, as all options granted under this plan had an exercise price equal to the market value of the underlying stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Years Ended December 31,
	2003	2002
Net income, as reported	$923,200	$1,039,264
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	—	(11,265)

Pro forma net income	$923,200	$1,027,999

Earnings per share:
Basic—as reported	$1.74	$1.95

Basic—pro forma	$1.74	$1.93

Diluted—as reported	$1.64	$1.87

Diluted—pro forma	$1.64	$1.85

Earnings Per Share

Basic earnings per share are computed by dividing net income by the weighted-average number of shares of common stock outstanding. Diluted earnings per share are computed by dividing net income by the sum of the weighted-average number of shares of common stock outstanding and potential common shares. Potential common shares consist of all outstanding stock options.

Comprehensive Income

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Standards

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34”. The interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing a guarantee. The initial recognition and initial measurement provisions of the interpretation are applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of the interpretation did not have a material effect on the Company’s financial condition or results of operations.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123”. The Statement amends Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect on reported results of operations. The disclosure requirements of the statement are required for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The Company has not adopted Statement No. 123 for accounting for stock-based compensation as of December 31, 2003; however all required disclosures of Statement No. 148 are included above under the heading “Stock-Based Compensation”.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51”, and on December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities” which replaced FIN 46. The interpretation addresses consolidation by business enterprises of variable interest entities. A variable interest entity is defined as an entity subject to consolidation according to the provisions of the interpretation. The revised interpretation provided for special effective dates for entities that had fully or partially applied the original interpretation as of December 24, 2003. Otherwise, application of the interpretation is required in financial statements of public entities that have interests in special-purpose entities, or SPEs, for periods ending after December 15, 2003. Application by small business issuers to variable interest entities other than SPEs is required at various dates in 2004 and 2005. The interpretations did not have a material effect on the Company’s financial condition or results of operations.

In May 2003, the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. The statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of the statement did not have a material effect on the Company’s financial condition or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES

The amortized cost and fair value of securities are summarized as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2003:
U.S. Government agencies	$6,475,904	$7,944	$(26,143)	$6,457,705
State and municipal securities	13,738,569	544,227	(19)	14,282,777
Mortgage-backed securities	8,016,304	53,802	(27,047)	8,043,059
Corporate bonds	2,838,554	184,421	—	3,022,975
Trust preferred securities	650,000	—	—	650,000

	$31,719,331	$790,394	$(53,209)	$32,456,516

December 31, 2002:
U.S. Government agencies	$700,000	$27,125	—	$727,125
State and municipal securities	13,335,369	524,973	(3,155)	13,857,187
Mortgage-backed securities	15,551,658	270,950	(4,368)	15,818,240
Corporate bonds	3,141,077	202,573	—	3,343,650
Trust preferred securities	650,000	—	—	650,000

	$33,378,104	$1,025,621	$(7,523)	$34,396,202

The amortized cost and fair value of securities as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Due in one year or less	$1,357,555	$1,369,010
Due from one to five years	13,703,636	14,082,094
Due from five to ten years	6,465,010	6,731,463
Due after ten years	2,176,826	2,230,890
Mortgage-backed securities	8,016,304	8,043,059

	$31,719,331	$32,456,516

Securities with a carrying value of $12,179,492 and $14,459,000 at December 31, 2003 and 2002, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities in 2003 or 2002.

In 2003, the FASB Emerging Issues Task Force released Issue 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The issue requires disclosure of certain information about other than temporary impairments in the market value of securities. The market value of securities is based on quoted market values and is significantly affected by the interest rate environment. Three of seven U.S. Government agencies, two of fifty-seven state and municipal securities and six of twenty-two mortgage-backed securities had an unrealized loss at December 31, 2003 and had been in a continuous unrealized loss position for less than twelve months. These unrealized losses are considered temporary because of acceptable investment grades on each security and the repayment sources of principal and interest are government backed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The following table shows the gross unrealized losses and fair value of securities, aggregated by category and length of time that securities have been in a continuous unrealized loss position at December 31, 2003.

	Less Than 12 Months		12 Months or More		Total
Description of Securities:	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government agencies	$2,964,675	$(26,143)	$—	$—	$2,964,675	$(26,143)
State and municipal securities	613,768	(19)	—	—	613,768	(19)
Mortgage-backed securities	3,395,421	(27,047)	—	—	3,395,421	(27,047)

Total temporarily impaired securities	$6,973,864	$(53,209)	$—	$—	$6,973,864	$(53,209)

NOTE 3. LOANS

The composition of loans is summarized as follows:

	December 31,
	2003	2002
Commercial	$21,454,000	$18,291,000
Real estate—construction	3,214,000	2,710,000
Real estate—mortgage	62,808,000	38,285,000
Consumer	6,237,000	6,389,000
Other	360,010	908,874

	94,073,010	66,583,874
Unearned income	(366)	(1,904)
Net deferred loan fees and costs	(580,412)	(254,050)
Allowance for loan losses	(1,701,183)	(1,058,518)

Loans, net	$91,791,049	$65,269,402

Changes in the allowance for loan losses are as follows:

	Years Ended December 31,
	2003	2002
Balance, beginning of year	$1,058,518	$769,758
Provision for loan losses	946,850	315,000
Loans charged off	(432,515)	(199,324)
Recoveries of loans previously charged off	128,330	173,084

Balance, end of year	$1,701,183	$1,058,518

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS (Continued)

The following is a summary of information pertaining to impaired loans:

	As of and for the Years Ended December 31,
	2003	2002
Impaired loans without a valuation allowance	$12,911	$401,495
Impaired loans with a valuation allowance	2,877,166	704,282

Total impaired loans	$2,890,077	$1,105,777

Valuation allowance related to impaired loans	$431,030	$35,214

Average investment in impaired loans	$1,247,037	$981,760

Interest income recognized on impaired loans	$26,666	$34,107

Nonaccrual loans	$2,890,077	$1,105,777

Loans past due ninety days or more and still accruing	$418,990	$219,000

In the ordinary course of business, the Company has granted loans to certain related parties including directors, executive officers, and their affiliates. The interest rates on these loans were substantially the same as rates prevailing at the time of the transaction and repayment terms are customary for the type of loan. Changes in related party loans for the year ended December 31, 2003 are as follows:

Balance, beginning of year	$3,812,557
Advances	1,066,888
Repayments	(1,394,884)
Change in related parties	(642,536)

Balance, end of year	$2,842,025

NOTE 4. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	December 31,
	2003	2002
Land	$943,673	$617,713
Buildings	3,266,525	3,259,726
Equipment	1,980,122	1,670,203
Construction in process (estimated completion cost at December 31, 2003 of $250,000)	983,238	1,812

	7,173,558	5,549,454
Accumulated depreciation	(1,500,351)	(1,274,475)

	$5,673,207	$4,274,979

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. PREMISES AND EQUIPMENT (Continued)

Leases

The Company has entered into an operating sublease agreement for the rental of a branch banking facility at Hartsfield Jackson Atlanta International Airport. The sublease agreement covers approximately 475 square feet of space located in the main terminal of the airport. The sublessor agreed to pay all of the Company’s obligations under the sublease with the exception of the Company’s pro rata share of actual maintenance and operating costs for the Bank center (currently estimated at $25 per square foot per year).

Total rental expense for the years ended December 31, 2003 and 2002 was $23,142 and $20,211, respectively.

NOTE 5. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2003 and 2002 was $32,638,997 and $27,060,985, respectively. The scheduled maturities of time deposits at December 31, 2003 are as follows:

2004	$44,838,418
2005	5,836,971
2006	8,191,305
2007	3,794,205
2008	3,550,978

$66,211,877

At December 31, 2003 and 2002, overdraft demand deposits reclassified to loans totaled $291,788 and $124,631, respectively.

NOTE 6 NOTE PAYABLE

	December 31,
	2003	2002
Note payable to bank, interest due quarterly at prime less .50%, or 3.50% Bank secured by 532,088 shares of Capitol City at December 31, 2003, & Trust common stock. Principal is due in nine annual installments beginning August 1, 2004, matures May 1, 2014.	$370,500	$250,500

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. TRUST PREFERRED SECURITIES

In 2003, the Company formed a wholly-owned grantor trust to issue cumulative trust preferred securities in a private placement offering. The grantor trust has invested the proceeds of the trust preferred securities in subordinated debentures of the Company. The trust preferred securities can be redeemed, in whole or in part, from time to time, prior to maturity at the option of the Company on or after April 7, 2008. The sole assets of the guarantor trust are the Junior Subordinated Debentures of the Company (the “Debentures”). The Debentures have the same variable interest rate of LIBOR plus 3.3% provided that the applicable interest rate may not exceed 12.5% through April 7, 2008 (4.45% at December 31, 2003). The Company has the right to defer interest payments on the Debentures up to ten consecutive semi-annual periods (five years), so long as the Company is not in default under the subordinated debentures. Interest compounds during the deferral period. No deferral period may extend beyond the maturity date.

The preferred securities are subject to redemption, in whole or in part, upon repayment of the subordinated debentures at maturity on April 7, 2033 or their earlier redemption. The Company has the right to redeem the debentures, in whole or in part, from time to time, on or after April 7, 2008, at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest.

The Company has guaranteed the payment of all distributions the Trust is obligated to make, but only to the extent the Trust has sufficient funds to satisfy those payments. The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee Agreement, the Trust Agreement, the Subordinated Debentures, and the Indenture provide, in the aggregate, a full, irrevocable and unconditional guarantee of all of the obligations of the Trust under the Preferred Securities on a subordinated basis.

The Company is required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. The Federal Reserve Board determined that certain cumulative preferred securities having the characteristics of trust preferred securities qualify as minority interest, which is included in Tier 1 capital for bank and financial holding companies. In calculating the amount of Tier 1 qualifying capital, the trust preferred securities can only be included up to the amount constituting 25% of total Tier 1 capital elements (including trust preferred securities). Such Tier 1 capital treatment provides the Company with a more cost-effective means of obtaining capital for bank regulatory purposes than if the Company were to issue preferred stock.

The trust preferred securities and the related Debentures were issued on April 7, 2003. Both financial instruments bear an identical annual rate of interest at 4.45% at December 31, 2003. Distributions on the trust preferred securities are paid quarterly on January 7, April 7, July 7, and October 7 of each year, beginning July 7, 2003. Interest on the Debentures is paid on the corresponding dates. The aggregate principal amount of trust preferred certificates outstanding at December 31, 2003 was $3,300,000. The aggregate principal amount of Debentures outstanding at December 31, 2003 was $3,403,000.

NOTE 8. EMPLOYEE BENEFIT PLANS

Stock-Based Compensation

The Company has a Stock Option Plan in which the Company can grant to directors, emeritus directors, and employees options for an aggregate of 159,000 shares of the Company’s common stock. For incentive stock options, the option price shall be not less than the fair market value of such shares on the date the option is granted. If the optionee owns shares of the Company representing more than 10% of the total combined voting power, then the price shall not be less than 110% of the fair market value of such shares on the date the option is granted. With respect to nonqualified stock options, the option price shall be set in the Board’s sole and absolute discretion. The option period will not exceed ten years from date of grant. Other pertinent information related to the options is as follows:

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. EMPLOYEE BENEFIT PLANS (Continued)

Stock-Based Compensation (Continued)

	Years Ended December 31,
	2003		2002
	Number	Weighted- Average Exercise Price	Number	Weighted- Average Exercise Price
Under option and exercisable, beginning of year	110,000	$10.23	105,000	$10.00
Granted	—	—	5,000	15.00
Exercised	—	—	—	—

Under option and exercisable, end of year	110,000	$10.23	110,000	$10.23

Weighted-average remaining contractual life of options outstanding		5.6 years		6.6 years

Weighted-average fair value of options granted during the year		$—		$3.63

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Year Ended December 31, 2002
Dividend yield	.80%
Expected life	10 years
Expected volatility	.01%
Risk-free interest rate	3.88%

401(k) Profit-Sharing Plan

The Company has a 401(k) profit-sharing plan covering all employees, subject to certain minimum age and service requirements. Contributions to the plans charged to expense for the years ended December 31, 2003 and 2002 amounted to $47,904 and $93,180, respectively.

NOTE 9. INCOME TAXES

Income tax expense consists of the following:

	Years Ended December 31,
	2003	2002
Current	$367,364	$502,996
Deferred	(190,074)	(108,999)

Income tax expense	$177,290	$393,997

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. INCOME TAXES (Continued)

The Company’s income tax expense differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. A reconciliation of the differences is as follows:

	Years Ended December 31,
	2003	2002
Tax provision at statutory federal rate	$374,167	$487,309
Tax-free income	(178,260)	(164,628)
Disallowed interest expense	17,232	17,776
State income tax	17,423	32,644
Other items, net	(53,272)	20,896

Income tax expense	$177,290	$393,997

The components of deferred income taxes are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Loan loss reserves	$557,037	$323,886
Pre-opening expense amortization	—	2,344

	557,037	326,230

Deferred tax liabilities:
Depreciation	151,432	91,280
Accrual to cash method of accounting for tax purposes	19,420	38,839
Securities available for sale	250,643	346,153

	421,495	476,272

Net deferred tax assets (liabilities)	$135,542	$(150,042)

NOTE 10. EARNINGS PER SHARE

Presented below is a summary of the components used to calculate basic and diluted earnings per share:

	Years Ended December 31,
	2003	2002
Net income	$923,200	$1,039,264

Weighted average number of common shares outstanding	532,088	532,088
Effect of dilutive options	31,820	23,625

Weighted average number of common shares outstanding used to calculate dilutive earnings per share	563,908	555,713

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. COMMITMENTS AND CONTINGENCIES

Loan Commitments

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. They involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The majority of all commitments to extend credit and standby letters of credit are variable rate instruments.

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. A summary of the Company’s commitments is as follows:

	December 31,
	2003	2002
Financial standby letters of credit	$162,000	$—
Other standby letters of credit	—	1,307,000
Commitments to extend credit	10,915,000	6,285,000

	$11,077,000	$7,592,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the party.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. Collateral held varies and is required in instances which the Company deems necessary.

At December 31, 2003 and 2002, the carrying amount of liabilities related to the Company’s obligation to perform under financial standby letters of credit was insignificant. The Company has not been required to perform on any financial standby letters of credit, and the Company has not incurred any losses on financial standby letters of credit for the years ended December 31, 2003 and 2003.

Contingencies

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, any liability resulting from such proceedings would not have a material adverse effect on the Company’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. CONCENTRATIONS OF CREDIT

The Company originates primarily commercial, residential, and consumer loans to customers in Fulton County, Dougherty County, Chatham County, metropolitan Atlanta, and to various minority groups throughout the southeastern United States. The ability of the majority of the Company’s customers to honor their contractual loan obligations is dependent on the economy in these market areas. Seventy percent of the Company’s loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company’s primary market areas. Included in loans secured by real estate are loans to churches in the Company’s market areas which make up 31% of the total loan portfolio. Accordingly, the ultimate collectibility of the Company’s loan portfolio is susceptible to changes in market conditions in the Company’s primary market areas. The other concentrations of credit by type of loan are set forth in Note 3.

The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 25% of statutory capital as defined, which amounted to approximately $2,986,500 at December 31, 2003.

NOTE 13. REGULATORY MATTERS

The Bank is subject to certain restrictions on the amount of dividends that may be declared without prior regulatory approval. At December 31, 2003, approximately $583,000 of retained earnings were available for dividend declaration without regulatory approval.

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets, as defined, and of Tier I capital to average assets, as defined. Management believes, as of December 31, 2003, the Bank met all capital adequacy requirements to which it was subject.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the Bank’s category. Prompt corrective action provisions are not applicable to bank holding companies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. REGULATORY MATTERS (Continued)

The Bank’s actual capital amounts and ratios are presented in the following table.

					To Be Well
			For Capital		Capitalized Under
			Adequacy		Prompt Corrective
	Actual		Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
As of December 31, 2003:
Total Capital to Risk Weighted Assets	$15,180	12.15%	$9,993	8%	$12,491	10%
Tier I Capital to Risk Weighted Assets	$13,479	10.79%	$4,996	4%	$7,494	6%
Tier I Capital to Average Assets	$13,479	9.97%	$5,405	4%	$6,756	5%

As of December 31, 2002:
Total Capital to Risk Weighted Assets	$10,428	10.93%	$7,633	8%	$9,541	10%
Tier I Capital to Risk Weighted Assets	$9,369	9.82%	$3,817	4%	$5,725	6%
Tier I Capital to Average Assets	$9,369	8.80%	$4,261	4%	$5,326	5%

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair value is based on discounted cash flows or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, Disclosures about Fair Value of Financial Instruments, excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating the fair value of its financial instruments:

Cash, Due From Banks, Interest-bearing Deposits at Other Financial Institutions and Federal Funds Sold: The carrying amount of cash, due from banks, interest-bearing deposits at other financial institutions, and federal funds sold approximates fair value.

Securities: Fair value of securities is based on available quoted market prices. The carrying amount of equity securities with no readily determinable fair value approximates fair value.

Loans: The carrying amount of variable-rate loans that reprice frequently and have no significant change in credit risk approximates fair value. The fair value of fixed-rate loans is estimated based on discounted contractual cash flows, using interest rates currently being offered for loans with similar terms to borrowers with similar credit quality. The fair value of impaired loans is estimated based on discounted contractual cash flows or underlying collateral values, where applicable.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Deposits: The carrying amount of demand deposits, savings deposits, and variable-rate certificates of deposit approximates fair value. The fair value of fixed-rate certificates of deposit is estimated based on discounted contractual cash flows using interest rates currently being offered for certificates of similar maturities.

Note Payable: The carrying amount of the note payable approximates its fair value.

Securities Sold Under Repurchase Agreements: The carrying amount of securities sold under repurchase agreements approximates their fair value.

Trust Preferred Securities: The fair value of the Company’s variable rate trust preferred securities approximates the carrying value.

Accrued Interest: The carrying amount of accrued interest approximates their fair value.

Off-Balance Sheet Instruments: The carrying amount of commitments to extend credit and standby letters of credit approximates fair value. The carrying amount of the off-balance sheet financial instruments is based on fees charged to enter into such agreements.

The carrying amount and fair value of the Company’s financial instruments were as follows:

	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash, due from banks, interest-bearing deposits at other financial institutions and federal funds sold	$5,501,342	$5,501,342	$5,106,317	$5,106,317
Securities	32,574,316	32,574,316	34,513,702	34,513,702
Loans	91,791,049	94,922,953	65,269,402	67,945,994
Accrued interest receivable	945,322	945,322	786,603	786,603
Financial liabilities:
Deposits	118,614,791	119,611,534	97,631,730	98,571,355
Note payable	370,500	370,500	250,500	250,500
Securities sold under repurchase agreements	3,209,000	3,209,000	1,500,000	1,500,000
Company guaranteed trust preferred securities	3,300,000	3,300,000	—	—
Accrued interest payable	991,827	991,827	719,317	719,317

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SUPPLEMENTAL FINANCIAL DATA

Components of other operating expenses in excess of 1% of total revenue are as follows:

	Years Ended December 31,
	2003	2002
Security	$191,360	$192,482
Courier	124,463	112,959
Correspondent bank processing fees	128,895	121,451
Computer expenses	433,136	375,139
Other operating losses	176,415	110,442
Office supplies	108,951	103,597
Legal fees	109,778	14,262

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION

The following information presents the condensed balance sheets, statements of income and cash flows of Capitol City Bancshares, Inc., as of and for the years ended December 31, 2003 and 2002:

CONDENSED BALANCE SHEETS

	2003	2002
Assets
Cash	$70,925	$23,326
Investment in subsidiaries	14,002,965	10,066,855
Other assets	142,849	11,046

Total assets	$14,216,739	$10,101,227

Other liabilities	$37,528	$—
Note payable	370,500	250,500
Company guaranteed trust preferred securities	3,300,000	—
Stockholders’ equity	10,508,711	9,850,727

Total liabilities and stockholders’ equity	$14,216,739	$10,101,227

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF INCOME
	2003	2002
Income
Dividends from bank subsidiary	$252,813	$127,701

Expense
Interest expense	130,440	7,930
Other expenses	134,764	60,925

Total expenses	265,204	68,855

Income (loss) before income tax benefit and equity in undistributed income of subsidiaries	(12,391)	58,846
Income tax benefit	100,077	25,983

Income before equity in undistributed income of subsidiaries	87,686	84,829
Equity in undistributed income of subsidiaries	835,514	954,435

Net income	$923,200	$1,039,264

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. PARENT COMPANY FINANCIAL INFORMATION (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
	2003	2002
Operating activities
Net income	$923,200	$1,039,264
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in undistributed income of subsidiaries	(835,514)	(954,435)
Net other operating activities	9,726	(17,661)

Net cash provided by operating activities	97,412	67,168

Investing activities
Capital contribution in bank	(3,196,000)	—
Capital contribution in mortgage company	(90,000)	(50,000)

Net cash used in investing activities	(3,286,000)	(50,000)

Financing activities
Repayment of note payable	—	(183,500)
Proceeds from note payable	120,000	250,500
Payment of dividends	(79,813)	(63,851)
Proceeds from issuance of company guaranteed trust preferred securities	3,300,000	—
Trust preferred securities issuance costs	(104,000)	—

Net cash provided by financing activities	3,236,187	3,149

Net increase in cash	47,599	20,317
Cash at beginning of year	23,326	3,009

Cash at end of year	$70,925	$23,326